Exhibit 99.1

Conference Call February 2, 2005 – 9:00 A.M.

     Good morning everyone.

     Our remarks today include forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties are described in the company’s current report on Form 8-K filed today with the SEC. These forward-looking statements represent the company’s judgment as of the date of this call.

     Earlier today we released results for the month of January. Revenues for January increased approximately 14% to more than $4.5 million from $3.9 million from January of 2004. We are on target with the previously issued guidance that revenues will exceed $80 million for fiscal 2005 and our expectation that 2005 will be our first profitable year.

     In this morning’s call, I would like to provide you with a better understanding of how we have organized our company-owned centers and our network of audiologists. The Company was established with a goal of becoming a “medical business” with “retail overtones”. As a result of the recently announced new and expanded contracts for 2005, the company expects to generate almost 60% of our annual revenues in 2005 as a result of contracts with healthcare providers. The balance will come from traditional private pay patients. The combination of our 154 company-owned centers and 1,400 provider locations in our hearing care network I believe will allow us to continually increase the percentage of business derived from the “medical” side of this industry.

     Although the corporation changed its name to HearUSA in 2002, our centers operate under different names in different geographic markets. The original 58 centers in Florida, New York and New Jersey are HEARx centers. The average size of these centers is approximately 2,500 square feet. Based on the number of examining rooms with soundproof booths and associated testing equipment, these facilities with additional staff and increased patient flow could generate approximately $1.5 million per annum per center. In 2004 average revenue per center was $525,000. The 22 Southern California centers, which is our joint venture with Kaiser Permanente, operate as HEARx West and have been built on the same model as the HEARx centers. The HEARx West centers generated approximately $834,000 in annual revenue per center in 2004. Of the remaining centers, 19 are in Ontario, Canada and are operated as Helix. These centers are approximately 1,000 square feet and, once again, with additional staff and patient flow could generate approximately $600,000 in annual revenue per center compared to the average annual revenue per center of $358,000 in 2004. The remaining 55 centers known as HearUSA are scattered in seven U. S. States and basically conform to the same facility model as the Helix centers. In 2004 the average revenue for the HearUSA centers was approximately $282,000.

     With excess capacity in all of our centers, the goal for the company is to increase market share through marketing and/or “roll in” acquisitions. In this type of acquisition, the company basically acquires a “customer list” not a facility. The patients are then serviced by our existing company-owned centers. As I mentioned on the last call, we expect most of the growth of the company over the next 12 – 18 months to come from increased membership from our contracted healthcare providers. This growth is a direct result of the new Medicare legislation enacted at the end of 2003. In fact, recently released numbers in Medicare Advantage News indicate that more than 900,000 patients shifted from Medicare to Medicare managed care since the end of 2004, bringing the current total to 5.5 million Medicare managed care patients. At the end of 2004, one third of these Medicare managed care patients were entitled to a funded hearing care benefit and more than one-half of these are serviced through one of our company-owned centers. Needless to say, we would like to see more of these Medicare managed care patients.

     The combination of our company-owned centers in 11 states and approximately 1,400 provider locations in 49 states should allow our company a unique opportunity to seek additional contracts with Medicare managed care organizations throughout the country.

     Revenue for the month of February will be discussed on a conference call at 9:00 A.M. on March 8, 2005.